                                                                   Exhibit 10.19

                         THIRD PARTY SERVICES AGREEMENT

     This THIRD PARTY SERVICES AGREEMENT (the "Agreement") is made as of this 5th day of August, 2002 ("Effective Date") by and between STEREOTAXIS, Inc., a Delaware corporation with an address at 4041 Forest Park Ave., St. Louis, Missouri 63108 (hereafter referred to as "Stereotaxis") and SIEMENS MEDICAL SOLUTIONS USA, Inc., a Delaware corporation with an address at 51 Valley Stream Parkway, Malvern, PA 19355 (hereafter referred to as "Siemens").

                                   WITNESSETH:

     WHEREAS, Stereotaxis and Siemens Aktiengesellschaft, Medical Solutions, Forchheim, Germany, have entered into a Collaboration Agreement dated June 8, 2001 ("Collaboration Agreement"), with respect to the integration of Stereotaxis' magnetic guiding component (NIOBE) [***] (collectively, the "Stereotaxis Products") with Siemens' Cardiac, Angio and Neuro X-Ray and imaging components (collectively, the "Siemens Products"); and

     WHEREAS, Stereotaxis will enter into agreements with customers for the sale, installation and servicing of the Stereotaxis Products; and

     WHEREAS, Stereotaxis has determined that it may be more cost-efficient for Siemens to provide certain services with respect to the Stereotaxis Products in conjunction with the services that Siemens provides for the Siemens Products; and

     WHEREAS, Stereotaxis wishes to retain Siemens to provide certain site planning, project management and equipment maintenance and support services with respect to the Stereotaxis Products, which Stereotaxis is obligated to provide under the terms of agreements with its customers;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1. SCOPE of AGREEMENT. This Agreement has been entered into by the parties in order to implement some of the requirements of the Collaboration Agreement and will be read subject to the terms of the Collaboration Agreement. Subject to the terms and conditions of this Agreement, Stereotaxis hereby engages Siemens and Siemens hereby accepts such engagement to provide site planning, project management and equipment maintenance and support services with respect to the Stereotaxis Products in accordance with the terms of this Agreement and further in accordance with the terms and conditions set forth in one or more Purchase Orders to be issued by Stereotaxis to Siemens in accordance with Section 5 hereof (the "Services").

     2. TERM. The term of this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2004, unless sooner terminated in accordance with the terms of this Agreement. The term of this Agreement may be extended for additional periods of one (1) year each upon mutual written consent of the parties. In the event that Stereotaxis has issued one or more Purchase Orders to Siemens in accordance with Section 5 of this Agreement and the Services to be performed by Siemens pursuant to the terms thereof extend beyond the termination of this Agreement, then Siemens shall continue to act under the terms of this Agreement until all Services pursuant to any outstanding Purchase Order(s) have been completed.

     3. PRICING. Prices for the Services are as set forth in Exhibit A (captioned "Pricing for Services"). Siemens shall provide the Services at the Prices specified in Exhibit A as ordered by Stereotaxis pursuant to Purchase Orders issued pursuant to Section 5 of this Agreement.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

     4. PAYMENT TERMS. Siemens shall invoice Stereotaxis for its Services on a monthly basis. Payment terms are net thirty (30) days from the date of the invoice. Past due amounts shall bear interest at the rate of 1 1/2% per month unless subject to bona fide dispute. If Stereotaxis disputes any invoice, it must notify Siemens in writing within ten (10) days of receipt of the invoice and must pay the undisputed portion of the invoice in accordance with the terms of this Agreement. In the event it is determined that the disputed amount is owed to Siemens, then Stereotaxis shall pay interest on such amount at the rate set forth of 0.7% per month, which interest shall accrue from the date such payment was originally due.

     5. ORDERING OF SERVICES. Siemens agrees to provide the Services described herein, at such locations and times and in accordance with the specific requirements set forth in one or more purchase orders ("Purchase Orders") to be issued by Stereotaxis from time to time during the term of this Agreement and directed to the attention of William Paines at the Siemens Uptime Service Center Processing Department (or to such other individual who is designated by Siemens). Purchase Orders shall refer to and indicate that they are being submitted subject to the terms and conditions of this Agreement. All Purchase Orders submitted under this Agreement shall be governed and controlled by the conditions of this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of a specific Purchase Order, the terms of the Agreement shall prevail.

     6.  TERMINATION.

     (a) It shall constitute a default under the Agreement, with the corresponding right of termination as stated below, if any of the following shall occur:

         (i) In the event of a material violation by a party of any provision of this Agreement (the non-payment of undisputed monies due to Siemens shall constitute a material violation of the Agreement) which violation continues uncured for a period of thirty (30) days after written notice to the other party specifying such violation, then the Agreement may be immediately terminated by the non-breaching party.

         (ii) In the event a party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party a bankrupt and said proceeding is not dismissed within thirty (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction, then this Agreement may be terminated by the other party on five (5) days written notice.

     (b) In addition, either party may terminate this Agreement by giving thirty
(30) days prior written notice to the other party in the event that the obligations in respect of the provision of service to Stereotaxis pursuant to the Collaboration Agreement expire or terminate, in which case Siemens will continue to provide through the effective date of termination any Services accepted and acknowledged prior to its receipt of Stereotaxis' notice or the date of its notice of termination, and Stereotaxis will accept and pay for all such Services in accordance with the terms of this Agreement.

     (c) Any termination of this Agreement shall not affect any obligations that accrued prior to the effective date of termination.

     7. COOPERATION. The parties will use their reasonable best efforts to effectuate the purposes of this Agreement and shall cooperate with each other respecting the same. Specifically, the parties shall cooperate in reviewing and determining the desired performance level of each item of equipment covered by this Agreement. Although Siemens shall assume primary responsibility for assembling the service documentation, Stereotaxis and Siemens agree to cooperate in this effort. Further, equipment performance and cost analysis will be reviewed semi-annually and any changes to the Services may be discussed. Each site may be reviewed and evaluated at this time.

     8. FORCE MAJEURE. Siemens will not be liable for any failure to fulfill its obligations under this Agreement due to causes beyond its reasonable control and without its fault or negligence including, but not limited to, governmental laws and regulations, acts of God or the public, war or other violence, acts of terrorism, civil commotion, blockades, embargoes, calamities, floods, fires, earthquakes, explosions, accidents, storms, strikes, lockouts, work stoppages, labor disputes, or unavailability of labor, raw materials, power or supplies. In addition, in the event of any determination pursuant to the provisions of a collective bargaining agreement preventing or hindering the performance of any of the obligations of Siemens under this Agreement, or determining that the performance of any such obligations violates provisions of that collective bargaining agreement, or in the event a trade union, or unions, otherwise prevents Siemens from performing any such obligations, then Siemens shall be excused from the performance of such obligations unless Stereotaxis makes all required arrangements with the trade union, or unions, to permit Siemens to perform the work. Any additional costs incurred by Siemens that are related to such arrangements made by Stereotaxis in respect of such labor dispute(s) shall be paid by Stereotaxis.

     9. DEVELOPMENT OF A JOINT PLANNING GUIDE. Stereotaxis shall provide reasonably sufficient information to jointly develop with Siemens a site-planning guide for use in preparing customer sites to accept the Stereotaxis Products. This activity shall consist of reviewing the AXIOM Artis dFC planning guide 100.891.01 and developing specifications, drawings and verbiage to describe the required room construction for the Stereotaxis Products. This data and information shall be incorporated into a joint site-planning guide and issued by Siemens as a released document with an assigned Siemens document number. The information to be provided shall include, but not be limited to, the following:

     o   Structural requirements including:

         o   Component weights and centers of gravity

         o   Desired anchoring methods for the following floor types:

             o   Slab on grade

             o   Screed floors

             o   Computer flooring

             o   Through bolting

     o   Electrical requirements including:

         o   Power specification(s)

         o   Power Distribution

         o Cable types and lengths including a connection diagram with fixed points

         o   Cable separation requirements, if any

         o   Conduit sizes required

     o  Environmental requirements including:

         o   Temperature and humidity specification

         o   Temperature and humidity gradients

         o   Heat dissipation of components

         o   Cabinet airflow

         o   Noise

         o   Temperature & Humidity specifications for transport and storage

     o  Room Planning

         o   Minimum and recommended room sizes

         o   Movement ranges of equipment

         o   Service Access

         o   Detailed drawings of equipment sizes

         o   Details of magnetic shielding options

     o  Equipment Transportation & Delivery

         o Requirements for equipment ingress, weights, sizes, special precautions, etc.

         o Details of pre-installations kit and required work by the contractor

     10. CREATION OF SITE PLANS.

     (a) SIEMENS' RESPONSIBILITIES. Siemens shall create site plans for customer installations that include details of room preparation requirements for both the Stereotaxis Products and the Siemens

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Products. These site plans shall be based upon the information provided in the joint site-planning guide. Siemens shall provide to Stereotaxis details of turnaround commitments for specific site planning drawings. Siemens shall provide the estimated amount of extra work (hours) for each site plan over and above those required in respect of the Siemens Products when including details for the Stereotaxis Products. Based upon this estimate, the parties shall negotiate the compensation to be paid to Siemens by Stereotaxis for these services, which shall be on a time basis at the rate set forth in Exhibit A. Siemens will use its best efforts to provide Preliminary plans or revisions to Preliminary plans within a 7 calendar day turnaround time. Siemens will use its best efforts to provide final plans or revisions to final plans within a 21 calendar day turnaround time.

     (b) STEREOTAXIS' RESPONSIBILITIES. Until such time as Siemens and Stereotaxis agree upon site planning proficiency, Stereotaxis will review each site plan involving Stereotaxis Products and will not unreasonably withhold its approval of same.

     11. PROJECT MANAGEMENT OF THE ROOM PREPARATION.

     (a) SIEMENS' RESPONSIBILITIES. Siemens' project managers shall coordinate the site construction of the room for both the Stereotaxis Products and the Siemens Products. Siemens' project managers shall provide Stereotaxis with weekly updates on current construction projects via e-mail. Should Stereotaxis choose to initiate visits to a customer site during the construction process, Siemens' project managers shall assist in facilitating these visits. Siemens' project managers shall furnish a project timeline for each construction project including projected installation start dates and such timelines shall be consistent to the extent reasonably feasible with the installation start dates agreed to at the time of issuance by the relevant customer of purchase orders to Stereotaxis and Siemens for the Stereotaxis Products and the Siemens Products. This timeline shall be updated regularly by Siemens' project managers (no less than monthly). Siemens shall provide the estimated amount of extra work (hours) for each site's project management activities over and above those required in respect of the Siemens Products. Based upon this estimate, the parties shall negotiate the compensation to be paid to Siemens by Stereotaxis for these services, which shall be on a time basis at the rate set forth in Exhibit A.

     (b) STEREOTAXIS' RESPONSIBILITIES. Stereotaxis will visit each site one time at the completion of the site construction to verify that the room is correctly prepared. Siemens and Stereotaxis will mutually determine if additional Stereotaxis visits are to be made during the construction phase. Stereotaxis will provide technical support to Siemens' project managers as reasonably required. Stereotaxis will provide a dedicated telephone number for service related issues. Stereotaxis will track all questions and develop a frequently asked questions list for distribution to Siemens' personnel and inclusion in the site-planning guide.

     12. PRE-INSTALLATION MATERIALS/DEVELOPMENT OF PRE-INSTALLATION KIT. Stereotaxis will develop a pre-installation kit for use prior to equipment delivery. This kit will comprise the following:.

    o Alignment jig for locating Niobe floor bolt locations relative to the AXIOM Artis dFC system.

    o All items that can be installed prior to equipment delivery such as floor plates, rotational tracks, etc.


The pre-installation kit shall be available for shipment to the customer site as requested by Siemens' project manager. For the first 5 systems installed, a Stereotaxis service representative shall visit the site to aid in accurate installation of the pre-installation kit. Detailed instructions on the use/installation of the pre-installation kit shall be provided by Stereotaxis in both English and German.

        13. INSTALLATION SERVICES. Stereotaxis, where commercially feasible, will contract with the same subcontractor that Siemens uses for the mechanical installation and cabling part of the equipment installation. Stereotaxis will provide adequate training and documentation for the subcontractor to perform these duties in accordance with the required specifications. Stereotaxis will also provide a field service engineer on site to complete power on, system verification and calibration. Siemens' customer service engineer ("CSE") shall be available on site for the duration of this phase for on site training.

     14.  WARRANTY/SUPPORT SERVICES.

     (a) Siemens' CSEs will provide front line (first call) support for the Stereotaxis Products during the term of this Agreement, including the product warranty period (generally one year from the date of installation).

     (b) Subject to Section 14(f) below, Siemens will provide the following break/fix services during the term of this Agreement: (i) initial call receipt by Siemens UPTIME Service Center (available 24/7 hours); (ii) remote diagnosis, if available, by Siemens technical support; (iii) dispatch of Siemens CSE to customer site; (iv) diagnosis of problem and corrective action (no part call);
(v) ordering of necessary part(s), removal and replacement of parts, calibration and corrective action; (vi) escalation of problems to Stereotaxis that are beyond the level of training provided to Siemens' CSEs; and (vii) continued on-site support as required to assist the Stereotaxis field service engineer and to resolve the customer problem.

     (c) Siemens will install all software and hardware updates as released by Stereotaxis.

     (d) Siemens will provide reporting of any complaints related to Stereotaxis' Products to Stereotaxis.

     (e) Reimbursement to Siemens for these services will be on a time basis at the rates set forth in Exhibit A attached hereto.

     (f) Prior to Siemens dispatching a Siemens CSE to a customer site, as described in Section 14(b)(iii) above, Siemens shall notify Stereotaxis' technical support staff and obtain its approval to render such service. In the event that Stereotaxis fails to respond to Siemens within one (1) hour of such notification, then Siemens will proceed to render such services. If Siemens dispatches a CSE to the customer site before receiving the approval of Stereotaxis or, in the absence of any such approval, before the expiration of the one (1) hour period, then Siemens will not bill the travel time to Stereotaxis. The response time for Siemens to provide to any customer the services described in Sections 14(b)(i) through 14(b)(iii) inclusive shall not exceed 4 hours during the customer's principal coverage period; provided, however, that the time during which Siemens is waiting for Stereotaxis' approval to dispatch a CSE to the customer site shall not count towards the 4 hours' response time requirement.

     15.  STEREOTAXIS TECHNICAL SUPPORT.

     (a) Stereotaxis will provide 24x7 hours technical support to Siemens' CSEs. The initial support plan is as follows:

          o Stereotaxis will create a toll-free, dedicated service support telephone number.

          o This number will ring at key personnel's desks in St. Louis during regular work hours. If the line is not answered within 4 rings or it is after regular business hours, the call will forward to an answering service.

          o The answering service will page the on-call service support engineer.

          o Response time for technical support is within 2 hours of call receipt.

          o Technical support will log all inbound calls including all pertinent information such as date, time, customer, problem description, problem resolution, etc.

     (b) After Stereotaxis has completed a sufficient number of sales of Stereotaxis Products, Stereotaxis will investigate the following alternatives based upon the service needs/frequency of calls/installed base requirements gathered during the initial sales phase. The preferred option of Stereotaxis will be discussed and agreed by Siemens before implementation:

     o Option 1. Establish a dedicated support staff that are available 24x7 hours and are Stereotaxis employees.

     o Option 2. Outsource technical support to a 3rd party company that is staffed 24x7 hours. This will require in depth training for the 3rd party company. Maintain a level 3 support response on an as required pager basis.

     o Option 3. Should after hours support needs be low as the mean time between failures ("MTBF") is found to be very high, Stereotaxis may elect to stay with after hours technical support provided on an as required pager basis.

     16. SPARE PARTS LOGISTICS. All spare parts necessary to repair the Stereotaxis Products shall be provided to Siemens at no charge.

     (a) SPARE PARTS LIST. Stereotaxis will create a recommended spare parts list. This list will include anticipated replacement parts items along with expected MTBF.

     (b) SPARE PARTS INVENTORY. Stereotaxis will maintain an inventory of spare parts in the United States. Spare parts will be defined and assigned Stereotaxis and Siemens part numbers according to service needs and requirements. Returnable parts will be marked with "REP". Spare parts inventory levels will be determined by Stereotaxis. At a minimum Stereotaxis will review inventory levels annually and make any necessary adjustments based upon usage. If Siemens elects, it can stock above the inventory level established by Stereotaxis by purchasing additional parts from Stereotaxis. Stereotaxis will reimburse Siemens for parts used from this additional inventory level.

     (c) PARTS ORDERING AND ORDER FULFILLMENT. For the Siemens CSE, the process for order processing and fulfillment will be the same as for Siemens parts:

          o Siemens CSE identifies the need for replacement part(s) and places an order as with Siemens spare parts.

          o The order is processed by Siemens and shipped by the order processing and fulfillment center.

          o Certain pre-selected parts, based upon cost or complexity, require pre-approval by Stereotaxis' service personnel to ensure complete and accurate troubleshooting has been conducted.

          o    Siemens ships returnable parts (REP) to Stereotaxis.

          o Stereotaxis repairs returned parts as appropriate and returns them to service stock.

     17. TECHNICAL TRAINING.

     (a) In order for Siemens' service personnel to be adequately prepared to service the Stereotaxis Products, Stereotaxis will provide technical training classes (including on-site training) for a commercially reasonable number of Siemens service personnel and will, based on reasonable requests by Siemens, make such classes available at various locations, including (i) St. Louis (at the Stereotaxis facility) for Niobe stand alone training, (ii) Forchheim, Germany (at the Siemens facility) for the first year or until the Niobe system is de-installed, and (iii) at customer facilities.

     (b) The training materials to be provided by Stereotaxis shall contain, at a minimum, the following: (i) theory of operation, (ii) installation & calibration, (iii) interface with Siemens Products, (iv) user interface, (v) periodic maintenance, (vi) troubleshooting, (vii) hands-on lab time, and (viii) magnetic precautions and personal safety.

     (c) Course length will vary but will generally consist of 3-5 days of instruction. Two Siemens CSEs will be trained for each Niobe installation (a primary and a secondary CSE). Should additional training be required later (e.g., due to any personnel changes), it will be provided with the next training class/on site training under the same conditions. All costs for delivering training shall be borne by Stereotaxis. Travel expenses for Siemens CSEs, including airfare, meals and lodging, while attending training shall be borne by Siemens.

     18. FIELD MODIFICATION INSTRUCTIONS AND TRACEABILITY.

     (a) Stereotaxis will maintain files that track software and hardware revisions for all customers. All installed updates will have return paperwork that will trigger a revision to this database upon receipt.

     (b) For all Field Modification Instructions (FMIs), Stereotaxis will contract Siemens to install the updates. Safety FMIs will be installed on an emergency basis; routine FMIs will be installed at the next routine service calls. Siemens will be reimbursed for these services on a time basis in accordance with the rates set forth on Exhibit A attached hereto.

     (c) Distribution of the FMIs and routing of return paperwork for traceability shall be agreed to by the parties, with the goal of using Siemens normal distribution channels. Stereotaxis will write the instructions and Siemens will distribute the FMIs to the responsible person(s) within Siemens. If parts are needed they will be handled like spare parts with a Siemens Part number and distributed by the order processing and fulfillment center.

     19. SERVICE DOCUMENTATION. Stereotaxis will develop the following service documents for the Stereotaxis Products. Stereotaxis will provide a hard copy of such documents (in English) to each customer and such documents will be provided in Adobe Acrobat Portable Document Format (PDF) for Siemens" internal use and distribution.

       Site Planning Guide
       Pre-Installation Manual
       Installation Manual
       Service Manual
       Periodic Maintenance
       Parts & Special Tools Manual
       User Manual
       System Maintenance Requirements, Hazardous Waste Disposal instructions

     20. SERVICE TOOLS. Standard service tools will be used by Siemens during installation of the Stereotaxis Products prior to the time of magnet mounting. Specialized tools required for installation of the magnet and for servicing of the same will be provided by Stereotaxis and will remain on the customer site after installation is completed. The kit will include the test leads for limit switch adjustment and a small kit of fuses, drift pins, etc. Stereotaxis will provide Siemens with a list of part numbers of the specialized tools and the toll kit in order to expedite any ordering of additional items. Subsequent service work performed by both Siemens and Stereotaxis can be performed using standard tools so long as adequate safety precautions are taken. Service training shall include instruction on such safety precautions.

     21. ACCESS. Stereotaxis will provide Siemens with access to the equipment being serviced, subject to Stereotaxis' customers' reasonable security requirements. Stereotaxis' personnel will be available to respond to Siemens' technicians when Siemens is performing Services.

     22. INSURANCE. At all times throughout the term of this Agreement, Siemens shall maintain in full force and effect the following insurance coverage, and shall provide Stereotaxis with a certificate of insurance evidencing such coverage upon request of Stereotaxis:

     (a) Workman's compensation insurance in accordance with the jurisdiction in which the work is to be performed.

     (b) General liability Insurance with limits of at least [***] per occurrence and an annual aggregate of [***].

     23. INDEPENDENT CONTRACTORS. Based solely on this Agreement, and without regard to relationships based on other agreements to which Siemens and Stereotaxis may be parties, Siemens and Stereotaxis are independent contractors, neither is the agent or representative of the other; and neither is authorized to enter into any agreements to bind the other. The relationship between Siemens and Stereotaxis based on this Agreement shall remain that of independent contractors and nothing herein shall create or imply any relationship or agreement of joint venture, partnership, franchise, or hire. Siemens' personnel that are assigned to perform any Services hereunder shall be and remain at all times during such assignment employees of Siemens. Siemens and its employees and personnel shall be solely responsible for any and all city, state and federal income taxes, social security


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

withholding taxes and any other tax obligation to which the employees and personnel of Siemens may be subject. NEITHER PARTY HAS AUTHORITY TO ASSUME OR CREATE ANY OBLIGATIONS ON THE OTHER'S BEHALF, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR OTHERWISE. Without limiting the generality of the foregoing, neither party shall make any representation, guarantee or warranty on the other party's behalf. Neither party shall use the other party's company name, logo, artwork designs or abbreviations thereof in any way which may result in confusion as to Stereotaxis and Siemens being separate entities.

         24. CONFIDENTIAL INFORMATION. During the term of this Agreement, and in fulfilling each party's obligations under this Agreement, the parties and their respective employees and agents will be exposed to and learn confidential information belonging to the other party. All confidential information shall be and remain the sole property of the disclosing party and may only be used or disclosed by the receiving party and its employees and agents for the sole purpose of fulfilling its obligations under this Agreement and for no other purpose. The parties shall use all reasonable precautions to assure that the confidential information of the disclosing party is protected from unauthorized persons and from unauthorized use or disclosure. The restrictions on disclosure of confidential information shall not apply to information (i) which is or becomes public knowledge through no fault of the receiving party and its employees and agents, or any third party not under an obligation of non-disclosure to the disclosing party, (ii) which is made available to the receiving party or its employees or agents by an independent third party with no obligation of non-disclosure to the disclosing party, (iii) which is already in the possession of the receiving party or its employees or agents at the time of receipt from the disclosing party (and such prior possession can be properly demonstrated by documentary evidence), or (iv) which is required by law to be disclosed. Confidential information shall not be deemed to be public knowledge merely because any part of said information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public. The receiving party's obligations with respect to confidential information shall continue for a period of five (5) years from the expiration or termination of this Agreement. For purposes of this Agreement, "confidential information" means any information belonging to the disclosing party which it considers to be valuable and proprietary including but not limited to, know-how, technical data, processes, diagnostic software, techniques, developments, inventions, research products, and plans for future developments, and proprietary matter of a business or technical nature, including but not limited to information about cost, profits, markets, products sales, and names and lists of customers. confidential information includes all written materials (including correspondence, memoranda, manuals, notes and notebooks) and all computer software, models, mechanisms, devices, programs, drawings, or plans which shall be disclosed or made available embodying confidential information.

         25.      SOFTWARE LICENSE.

         (a) To perform its obligations under this Agreement, Siemens may need to use certain Stereotaxis software ("Software"). This Software is and shall remain included in the definition of Confidential Information. Stereotaxis hereby grants to Siemens a royalty-free, non-assignable, non-exclusive license to use the Software solely to service equipment as required to fulfill Siemens' obligations under this Agreement and for no other purpose. Upon termination of this Agreement, the Software (and all full or partial copies thereof) will be returned to Stereotaxis or Siemens will certify as to the destruction thereof.

         (b) Except as provided in Section 25(a) above, Siemens has no right, title or interest in the Software, including but not limited to, no right to (a) make or have made any copy or copies of the Software except as otherwise required to perform its obligations under this Agreement, (b) make or have made any products incorporating all or any part of the Software, (c) modify, adapt, disassemble or create any derivative work or works based on the Software, unless in any case consented to by Stereotaxis.

         (c) Siemens shall use its best efforts to ensure that its employees comply with the restrictions herein. Siemens shall make its employees aware of the limited scope of this license. Siemens will, at its sole cost and expense, upon the written request of Stereotaxis, take any action reasonably requested to prevent any unauthorized use of the Software arising out of or caused by Stereotaxis' license of the Software to Siemens.

26. NOTICES. All notices from one party to the other under this Agreement shall be in writing and either personally delivered or sent by overnight delivery service or certified mail (E-mail or other electronic media are not acceptable), postage prepaid and return receipt requested to:

                     Stereotaxis:  Stereotaxis, Inc.
                                   4041 Forest Park Ave.
                                   St. Louis, MO 63108
                                   Attn: CEO and CFO

                     Siemens: Siemens Medical Solutions USA, Inc. 110 MacAlyson Court
                                   Cary, NC 27511-6495
                                   Attn: Richard Kubsch

                     With copy to: Siemens Corporation
                                   Legal Department
                                   Associate General Counsel
                                   51 Valley Stream Parkway
                                   Malvern, PA 19355

or to such other person or places as either party may designate from time to time by notice hereunder. Such notices shall be deemed effective upon receipt if sent by personal delivery or by overnight delivery service or three (3) days after deposit in the mails in accordance herewith.

     27. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to choice of laws provisions thereunder.

     28. SEVERABILITY. If any one or more of the provisions, or portions of provisions, of this Agreement shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or portions of provisions contained herein, shall not in any way be affected or impaired thereby, so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void.

     29. LANGUAGE CONSTRUCTION. The language of this Agreement shall be construed in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     30. DISPUTE RESOLUTION. Any disputes or differences arising from or relating to this Agreement or the breach, termination, or validity thereof, whether at common law or under statute shall be settled by an amicable effort of the parties. An attempt to arrive at a settlement shall be deemed to have failed as soon as one party so notifies the other party in writing. If an attempt at settlement has failed, such disputes and differences shall be exclusively and finally settled by arbitration brought before the American Arbitration Association in New York, New York, according to its Commercial Arbitration Rules, by three (3) arbitrators appointed in accordance with such Rules. Unless prohibited or restricted by law, each party agrees to provide to the arbitrators and to the other party such documents, other evidence or witness testimony as may reasonably be requested by the other party and as are relevant to the issues being arbitrated. Such request shall be subject to a strict confidentiality agreement and shall not affect time limits provided for in such Rules and/or in this Agreement. The award, determinations and decisions of the arbitrators shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and which of the parties shall bear the costs or in what proportions the costs shall be borne by the parties. The award of the arbitrators shall be final and binding, and no appeal shall lie therefrom. Judgment on the award or any order final or interim ordered by the arbitrators may be entered, registered or filed for enforcement purposes in any court having jurisdiction thereof.

     31. GOVERNMENT ACCESS CLAUSE. Until the expiration of four (4) years after the furnishing of any services under this Agreement, the parties shall make available upon written request of the Secretary of Health and Human Services, the Comptroller General, or any of their duly authorized representatives, this Agreement and the books, documents and records of the each of the parties that are necessary to certify the nature and extent of costs incurred under this Agreement or any agreements that Stereotaxis enters into with customers for the sale, installation and servicing of the Stereotaxis Products. This clause shall apply if, and solely to the extent that, Section 1861(V)(1)(I) of the Social Security Act applies to this Agreement or any agreements that Stereotaxis enters into with customers for the sale, installation and servicing of the Stereotaxis Products.

     32. DEBARMENT CERTIFICATION. The parties each represent that (i) neither it nor any of its employees or agents has been debarred, excluded or suspended from, or otherwise determined to be ineligible to participate in, Medicare, Medicaid or any other federal or state health care programs, nor is it or any of its employees or agents the subject of any inquiry or investigation regarding participation in such programs which could reasonably lead to suspension, debarment or exclusion from, or ineligibility to participate in, such programs,
(ii) neither it nor any of its employees or agents has ever been convicted of a criminal offense related to the provision of health care items or services, and
(iii) it shall not knowingly employ or contract with, with or without compensation, any individual or entity listed by a federal agency as debarred. The parties hereby agree to promptly notify the other party of any threatened, proposed, or actual exclusion from Medicare, Medicaid or any federal or state health care programs. In the event that a party or any of its employees or agents is debarred, excluded or suspended from, or otherwise determined to be ineligible to participate in, Medicare, Medicaid or any federal or state health care programs during the term of this Agreement, or if at any time after the Effective Date, it is determined that a party is in breach of this Section 32, this Agreement shall, at the option of the other party as of the effective date of such debarment, exclusion, suspension or breach, terminate.

     33. HIPAA. Without limiting the obligations of either party as otherwise set forth in this Agreement or imposed by applicable law, the parties agree and acknowledge that they shall comply with all applicable requirements of the Health Insurance Portability and Accountability Act ("HIPAA"). Without limiting the generality of the foregoing, the parties represent and warrant that they will appropriately safeguard protected health information ("PHI") of their respective customers that is made available to or obtained by the parties pursuant to this Agreement or otherwise in the course of performing services hereunder, and that they shall each indemnify and hold the other party harmless from any and all claims, liabilities, damages, suits, causes of action, judgments, penalties, fines, costs and expenses arising from or related to that party's breach of the foregoing. The parties agree that this Agreement shall be amended from time to time if, and to the extent required by, the provisions of HIPAA and regulations promulgated thereunder, in order to assure that this Agreement is compliant therewith.

     Specifically, each of the parties agrees that it shall:

     (a) not use or further disclose PHI other than as permitted or required by this Agreement or as required by law;

     (b) use appropriate safeguards to prevent use or disclosure of PHI other than as provided for by this Agreement;

     (c) report to the other party and customer any use or disclosure of PHI of such customer not provided for by this Agreement of which a party becomes aware;

     (d) ensure that any approved subcontractors who may have access to PHI agree to the same restrictions and conditions that apply to the parties with respect to PHI;

     (e) make PHI available to the customer in accordance with applicable law;

     (f) make its internal practices, books, and records relating to the use and disclosure of PHI received from Siemens or customer available to the Secretary of the United States Health & Human Services for purposes of determining the customer's compliance with applicable law; (in addition, a party shall immediately notify the other party and the customer upon receipt by that party of any such request, and shall provide the other party with copies of any such materials);

     (g) make available the information required to provide an accounting of disclosures of PHI pursuant to applicable law, and

     (h) on termination of this Agreement, return or destroy all PHI that a party still maintains in any form and retain no copies of PHI.

     34. FURTHER ASSURANCES. Each party agrees to do such further acts, execute such further documents, secure such written assignments and acknowledgments necessary to carry out the terms and conditions hereof.

     35. ADDITIONAL DOCUMENTS. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party's obligation pursuant to this Agreement

     36. WAIVER. No term or provision of this Agreement, or of the Exhibits attached hereto, shall be deemed to be waived, or a breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any waiver of a breach, whether express or implied, shall not constitute a consent to or waiver of any different or subsequent breach.

     37. ADVERSE ACTS. Each party shall not at any time engage in any acts (including entry into any agreements or arrangements with third parties) to oppose, dilute, reduce, defeat, or adversely affect the rights of the other party under this Agreement.

     38. HEADINGS; NUMBER. The titles or headings used herein are inserted merely for convenience and shall be given no legal effect. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely.

     39. ENTIRE AGREEMENT. This Agreement, together with the attached Exhibits, each of which is incorporated fully and is made part of this Agreement by this reference, sets forth the entire and only agreement between Siemens and Stereotaxis concerning the subject matter hereof. No provisions of this Agreement can be modified except by a written amendment signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


SIEMENS MEDICAL SOLUTIONS USA, INC.     STEREOTAXIS, INC.



By:     /s/ Richard Kubsch              By:         /s/ Nicola Young
   --------------------------------         ------------------------------------

Title:       Product Manager            Title:            CFO
       ----------------------------            ---------------------------------

Date:          11-24-02                 Date:           11/18/02
      -----------------------------           ----------------------------------

                        EXHIBIT A -- PRICING FOR SERVICES

CREATION OF SITE PLANS (Reference: Section 10(a) of the Agreement): Stereotaxis will reimburse Siemens for Site Planning services for all booked orders at the rate of [***] per hour; Siemens estimates that for most projects the cost of these services will be [***] (6 hours of work). Preliminary site plans for lost orders can be billed to Stereotaxis should the quantity of these plans become excessive.

PROJECT MANAGEMENT (Reference: Section 11(a) of the Agreement): . Stereotaxis will reimburse Siemens for Project Management services at the rate of [***] per hour; Siemens estimates that for most projects the cost of these services will be [***] (34 hours).

WARRANTY/SUPPORT SERVICES (References: Sections 14(e) and 18(b) of the
Agreement):
Stereotaxis will reimburse Siemens for travel and services performed by Siemens and referred to in Sections 14(e) and 18(b) of the Agreement at Siemens' current applicable commercially reasonable hourly rates, which rates, at the date of the Agreement, are those specified in Schedule 1 for Angio/Cardiac under the subheadings "All Travel", "Regular", "Overtime", and "Double time", subject to the following discount schedule:

0 -- 100 hours in 1 year or less: a [***] discount will be granted off the applicable rates.

101 -- 200 hours in 1 year or less: a [***] discount will be granted off the applicable rates.

201 hours and more in 1 year or less: a [***] discount will be granted off the applicable rates.

The hours will be monitored quarterly and the discounts adjusted, if applicable.

SPARE PART LOGISTICS (Reference: Section 16 of the Agreement):
Costs for the handling fees incurred by Siemens for returns processing and to be paid by Stereotaxis will be determined under separate agreement or amendment to the Agreement.

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                   SCHEDULE 1

HOURLY SERVICE RATES

The following hourly service rates will be in effect as of June 15, 2002. These rates are subject to change in accordance with the then applicable commercially reasonable rates of Siemens.

                                     [***]

GENERAL TERMS

Regular time hours will be in effect from 8:00 AM - 5:00 PM, Monday - Friday, excluding Siemens holidays.

Overtime hours will be in effect from 5:00 PM -- 8:00 AM, Monday - Friday, and all day Saturday until 5:00 PM.

Double time hours will be in effect from 5:00 PM Saturday - 8:00 AM Monday, and on the following Siemens holidays: New Years Day, Memorial Day (observed), Independence Day, Labor Day, Thanksgiving Day, Christmas Day. If one of the foregoing holidays falls on a Saturday, then the holiday will be observed on the previous Friday, and if the holiday falls on a Sunday, the holiday will be observed on the following Monday.

A minimum charge of 4 hours plus travel time applies for labor requested outside of regular working or contract coverage hours.

TIME AND MATERIAL CUSTOMERS

Customers will be charged at the applicable billing rate for the hours worked at either the regular, overtime or double-time rate plus travel.

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]